Filed pursuant to Rule 433
August 4, 2006

Relating to
Amendment No. 1 to Pricing Supplement No. 84 dated July 19, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes
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Pricing Sheet – August 4, 2006

Issue Price:	100%
Aggregate principal amount:	$7,883,000 (increased from $3,000,000)
Original issue date (Settlement):	August 10, 2006
Maturity Date:	August 10, 2009
Interest rate:	With respect to each interest payment period, the greater of 2 year CMT, 5 year CMT and 10 year CMT, as determined on the applicable interest determination date.
2 year CMT:	As reported on Bloomberg page “H15T2Y <Index>”
5 year CMT:	As reported on Bloomberg page “H15T5Y <Index>”
10 year CMT:	As reported on Bloomberg page “H15T10Y <Index>”
Interest payment dates:	Each February 10, May 10, August 10 and November 10, beginning November 10, 2006, subject to adjustment.
Interest payment periods:	Quarterly
Interest reset dates:	In the case of the initial interest payment period, the original issue date. For each subsequent interest accrual period, each scheduled interest payment date.
Interest determination dates:	Two business days prior to each interest reset date
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61745ETX9
Agent:	Morgan Stanley & Co. Incorporated
Issuer rating:	Aa3 / A+. This rating is not recommendation to buy, sell or hold the notes and there is no guarantee that such rating will remain unchanged or in effect for the term of the notes.
Price to Public:	Per Note: 100%
Total: $1,000
Agent’s Commissions:	Per Note: 0.25% ($2.50 per Note)
Total: $19,707.50
Proceeds to Company:	Per Note: 99.75%
Total: $7,863,292.50

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 84, dated July 19, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006